EXHIBIT 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Le Gaga Holdings Limited:

We consent to the incorporation by reference in the registration statement (No. 333-173979) on Form S-8 of Le Gaga Holdings Limited of our report dated November 23, 2012, with respect to the consolidated balance sheets of Le Gaga Holdings Limited and subsidiaries as of June 30, 2012 and March 31, 2012, 2011 and 2010, and the related consolidated income statements, statements of comprehensive income, statements of changes in equity and statements of cash flows for the three months ended June 30, 2012 and each of the years in the three-year period ended March 31, 2012, which report appears in the June 30, 2012 transition report on Form 20-F of Le Gaga Holdings Limited.

/s/ KPMG

Hong Kong, China

November 23, 2012